EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

STATE OR OTHER
JURISDICTION OF
SUBSIDIARY	INCORPORATION OR FORMATION

NoJo Baby & Kids, Inc.	Delaware

Sassy Baby, Inc.	Louisiana

Carousel Designs, LLC	Delaware